EXHIBIT 23.4

Consent of Independent Public Accountants

To the Stockholders and Board of Directors of Public Service Company of Oklahoma:

          As independent public accountants, we hereby consent to the incorporation of our report dated February 16, 1998, included in this Form 10-K, into Public Service Company of Oklahoma's previously filed registration statement on Form S-3 (File No. 333-00973).



Arthur Andersen LLP



Dallas, Texas
March 25, 1998